Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE
Northfield Bancorp, Inc. Announces New $45.0 Million Stock Repurchase Program
    WOODBRIDGE, NJ, JUNE 17, 2022 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, announced today that its Board of Directors has authorized a new stock repurchase program of up to $45.0 million of the Company's outstanding common stock, $.01 par value per share.
    The Company anticipates conducting such repurchases beginning on June 22, 2022, in accordance with a Rule 10b5-1 trading plan. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity and capital requirements, and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. The repurchases may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company is not obligated to purchase any particular number of shares.

About Northfield Bank and Northfield Bancorp, Inc.

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “NFBK.”

Statement About Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions; the scope and duration of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers; changes in market interest rates; deposit flows; demand for loans; real estate values and competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, market and monetary fluctuations; changes in federal and state legislation and regulation applicable to the Company’s business; actions by the Company’s competitors; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.